Exhibit 8.1

April 17, 2020

Assertio Holdings, Inc.
100 South Saunders Road, Suite 300
Lake Forest, Illinois 60045

Re:          Registration Statement on Form S-4 (File No. 333-237599)

Ladies and Gentlemen:

We have acted as counsel to Assertio Holdings, Inc., a Delaware corporation (“Assertio”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization, dated March 16, 2020 (the “Agreement”) by and among Assertio, Alligator Zebra Holdings, Inc., a Delaware corporation (“Holdings”), Zebra Merger Sub, Inc., a Delaware corporation, Alligator Merger Sub, Inc., a Delaware corporation and Zyla Life Sciences, a Delaware corporation (“Zyla”).

At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) in connection with the registration of the shares of Holdings’ common stock to be issued to the stockholders of Assertio and Zyla pursuant to the Agreement.  You have requested our opinion regarding the accuracy of the U.S. federal income tax matters described in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate.  We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that the proposed transaction will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof.  We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that the discussion in the Registration Statement, under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects, subject to the limitations and qualifications set forth therein.

Assertio Holdings, Inc.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.  This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.  We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws.  Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the proposed transaction.  This opinion does not express or imply any opinion concerning the qualification of the transactions contemplated by the Agreement (either individually or collectively) as a reorganization within the meaning of Section 368 of the Code or otherwise as transactions governed by Section 351 of the Code.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

Gibson, Dunn & Crutcher LLP